Exhibit 8.1

January 12, 2007

United Security Bancshares
2126 Inyo Street
Fresno, California 93721

Legacy Bank
125 E. Campbell Avenue
Campbell, California 95008

Ladies and Gentlemen:

We have acted as counsel to United Security Bancshares, Inc. (“United Security”) in connection with the planned merger (the “Merger”) of Legacy Bank (“Legacy”) with and into United Security pursuant to the Agreement and Plan of Merger and Reorganization dated as of October 6, 2006, as amended by the First Amendment to the Agreement and Plan of Merger and Reorganization dated as of December 1, 2006, by and among United Security, Legacy, United Security Bank (the “United Security Bank”), and the exhibits thereto (the “Agreement”).  The Merger is structured as a statutory merger of Legacy with and into United Security Bank in which United Security Bank will be the surviving entity, in accordance with the Agreement.  We render this opinion to United Security and Legacy in connection with the registration of United Security Common Stock to be issued in connection with the Merger.  All capitalized terms used and not otherwise defined herein shall have the meanings provided in the Agreement and exhibits thereto.

For purposes of this opinion, we have reviewed the Agreement and such other documents and matters of law and fact as we have considered necessary or appropriate, and we have assumed, with your consent, that the Merger will be completed in the manner set forth in the Agreement without waiver or modification of any terms or conditions therein, and in the United Security Registration Statement on Form S-4, including the Proxy Statement of Legacy, and the Prospectus of United Security, contained therein, filed with the Securities and Exchange

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Commission, as amended, to which this opinion is appended as an exhibit (the “Registration Statement”).

We have examined and relied upon that Registration Statement and such other documents as we considered relevant for purposes of this opinion.  In our examination, we have assumed the authenticity of all documents submitted to us as originals, the accuracy of all documents submitted to us as copies, and the authenticity of the originals of such copies, the genuineness of signatures, and the legal capacity of signatories.

Furthermore, we have assumed that (i) the statements concerning the Merger set forth in the Agreement and the Registration Statement are, and at the Effective Time will be, true and complete in all material respects, (ii) all representations and warranties contained in the Agreement, as well as in representation letters to be provided to us by the parties to the Merger, are, and at the Effective Time will be, true and complete in all material respects, and (iii) that any representations and warranties made in any documents referred to herein “to the best of the knowledge and belief” (or similar qualification) of any person is correct without such qualification.

We have assumed that all parties to the Agreement have complied with and will comply with the statutory merger provisions of California state law and the Federal National Banking Act applicable to the Merger and the parties will conduct their actions in accordance with the Registration Statement.

On the basis of, and subject to the foregoing, and subject to the limitations, qualifications, and assumptions set forth herein and therein, it is our opinion that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code with the following tax consequences:

•                  a Legacy shareholder will not recognize any gain or loss upon the receipt of United Security common stock in exchange for Legacy common stock in connection with the Merger, except with respect to cash received in lieu of a fractional share of United Security common stock;

•                  a Legacy shareholder will have an aggregate tax basis in the United Security common stock received in the Merger (including a fractional share deemed received and redeemed as described below) equal to the shareholder’s aggregate tax basis in its shares surrendered pursuant to the merger, reduced by the portion of the shareholder’s tax basis in its shares surrendered in the Merger that is allocable to a fractional share of United Security common stock.  If a Legacy shareholder acquired any of its shares of Legacy common stock at different prices or at different times, Treasury Regulations provide guidance on how such shareholder may allocate its tax basis to United Security common stock received in the merger.

•                  the holding period of the United Security common stock received by a Legacy Bank shareholder in connection with the Merger (including a fractional share of United Security common stock deemed received and redeemed) will include the holding period of the Legacy common stock surrendered in connection with the Merger; and

•                  cash received by a Legacy shareholder in lieu of a fractional share of United Security common stock in the Merger will be treated as if such fractional share had been issued in connection with the merger and then redeemed by United Security for cash in a separate transaction, and a Legacy shareholder will generally recognize capital gain or loss with respect to such cash payment, measured by the difference between the amount of cash received and the tax basis in such fractional share. Any capital gain will be long-term capital gain if, as of the date of the Merger, the Legacy shareholder’s holding period in the Legacy stock is greater than one year.

Our opinion is based on, as of the date hereof, the applicable provisions of the Internal Revenue Code, Treasury Regulations promulgated or proposed thereunder, current positions of the Internal Revenue Service contained in published revenue rulings, revenue procedures and announcements, pertinent judicial authorities and other applicable authorities.  No assurance can be given that future legislative, judicial or administrative changes on either a prospective or retroactive basis will not adversely affect the accuracy of our opinion.  Further, our opinion is not binding upon the Internal Revenue Service or any court, and there can be no assurance that the Internal Revenue Service will not assert a contrary position.  Thus, no assurance can be given that a position taken in reliance on our opinion will not be challenged by the Internal Revenue Service or rejected by a court.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Material United States Federal Income Tax Consequences” in the Registration Statement.  In giving such consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.  This opinion is not otherwise to be quoted, in whole or in part, referred to in any other transaction, or filed with any governmental agency or any other person without our prior and express written consent.

No opinion is expressed as to any transaction other than the Merger, including any transaction undertaken in connection with the Merger.  No opinion is expressed as to any federal, state or local, foreign or other tax consequences, other than as set forth in the Registration Statement under the heading “Material United States Federal Income Tax Consequences.”

The opinion expressed herein is as of the date hereof, and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may hereafter come to our attention or any developments in the application, operation or interpretation of federal income tax law that may hereafter occur.

Sincerely,

/s/ Bullivant Houser Bailey PC

Bullivant Houser Bailey PC